UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): January 25, 2017

MAXWELL TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15477	95-2390133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3888 Calle Fortunada
San Diego, California 92123
(Addresses of principal executive offices, including zip code)

(858) 503-3300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.
On January 25, 2017, Maxwell Technologies, Inc. (the “Company”), entered into a Localization Agreement (the “Agreement”) with CRRC Qingdao Sifang Rolling Stock Research Institute Co., Ltd. (the “Localization Partner”). Pursuant to the Agreement, the Company and the Localization Partner will collaborate in order for the Localization Partner to apply for registration with the Ministry of Industry and Information Technology in the People’s Republic of China in accordance with the Standard Conditions for the Automobile Power Battery Industry (the “MIIT Registration”). The Company and the Localization Partner have targeted achievement of the MIIT Registration within twelve (12) months of the date of the Agreement, although the Company makes no assurance that such MIIT Registration can be obtained by such date.
The Agreement provides that the Company will transfer certain assets and grant an exclusive license to certain intellectual property and know-how to enable the Localization Partner to qualify for the MIIT Registration and manufacture specified ultracapacitor modules targeted within the China bus market, subject to appraisal of both the transferred assets and the grant of intellectual property rights and subject to certain regulatory approvals. The Company will seek a third party appraiser to assess the value of such assets and intellectual property rights and the Localization Partner will pay the lesser of the assessed value up to an identified cap (of which a portion would be payable to the Company’s third party contract manufacturer). The grant of the exclusive license to the Localization Partner of certain intellectual property rights in the China bus market discussed above will become a non-exclusive license if the MIIT Registration is not obtained by January 25, 2018. Additionally, the Agreement requires the Localization Partner to pay an up-front technology transfer fee of $3.0 million, with two additional contingent payments of $1.0 million that are payable if certain revenue metrics are achieved by the Localization Partner for sales of the ultracapacitor modules in the China bus market. The receipt of the contingent payment amounts is largely dependent upon achieving the MIIT Registration. The Company makes no assurance that all such payments will be received in a timely manner due to regulatory currency controls in China. Additionally, the Localization Partner is required to pay two lump sum royalty payments if and when certain revenue metrics are achieved by the Localization Partner in the China bus market. Also, the Agreement provides for ongoing graduated royalties based upon net sales and which decrease over time.
Additionally, the Agreement contemplates additional sales and marketing services and design and engineering services to be performed by the Company over a period of two (2) years. In exchange for these services and based in part upon achievement of milestones to be identified by the parties, the Agreement provides that the Localization Partner will pay the Company certain milestone payments.
Pursuant to the terms of the Agreement, the Company has also granted the Localization Partner the non-exclusive right to practice certain intellectual property rights in accordance with the terms of the Agreement within the rail market in China. In exchange for this license, the Localization Partner has agreed that the Company would serve as an exclusive supplier of ultracapacitor cells to the Localization Partner. The terms and conditions of this vendor-customer relationship are to be handled in a separate commercial agreement to be executed between the parties.
The Agreement contains additional customary commercial terms and conditions related to technology development and the licensing of intellectual property.
The Company will file a copy of the Agreement with its Annual Report on Form 10-K for the year ended December 31, 2016 in redacted form subject to an application for confidential treatment the Company intends to file with the Securities and Exchange Commission.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press release dated January 31, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXWELL TECHNOLOGIES, INC.

By:	/s/ David Lyle
David Lyle
Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Date: January 31, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 31, 2017